Exhibit 99.1

NEWS ANNOUNCEMENT

Webcast/Conference Call TODAY, Monday, May 4th at 5:00 p.m. ET

WEBCAST LINK:	www.carmikeinvestors.com (archived for 30 days)

CALL DIAL-IN:	800/954-1051 or 212/231-2900 (international callers)

CALL REPLAY:	800/633-8284 or 402/977-9140; passcode:21421754 (through May 11)

Carmike Cinemas’ 4.9% Increase in Q1 Total Revenue

Drives 10.6% Rise in Theatre Level Cash Flow

- Reports Further Balance Sheet Improvements -

COLUMBUS, GA – May 4, 2009 — Carmike Cinemas, Inc. (NASDAQ: CKEC), a leading digital cinema and 3D motion picture exhibitor, today reported financial results for the 2009 first quarter ended March 31, 2009, as summarized below.

SUMMARY FINANCIAL DATA

(Unaudited)

(in millions)	Three Months Ended March 31,
	2009	2008
Total Revenue	$121.9	$116.3
Operating Income	5.3	6.4
Interest Expense, net	9.0	11.1
Theatre Level Cash Flow (1)	23.5	21.2
Net Loss	(4.0)	(4.3)
Adjusted net income (loss) excluding separation agreement charges (1)	1.5	(4.3)
Adjusted EBITDA (1)	19.4	15.6

(in millions)	March 31, 2009	Dec 31, 2008
Total Debt (1)	$386.5	$392.3
Net Debt (1)	375.9	381.4

(1)	Theatre level cash flow, EBITDA, adjusted net income (loss) excluding separation agreement charges, total debt and net debt are supplemental non-GAAP financial measures. Reconciliations of theatre level cash flow and EBITDA to operating income and adjusted net income (loss) excluding separation agreement charges to net income for the three months ended March 31, 2009 and 2008, as well as a schedule of total debt and net debt are included in the supplementary tables accompanying this news announcement.

“Carmike is off to a solid start in 2009, extending the momentum we established in last year’s fourth quarter,” stated David Passman, Chairman of Carmike Cinemas. “Excluding the one-time $5.5 million charge related to our former CEO separation agreement, we achieved positive year-over-year comparisons across virtually all key financial and theatre-level metrics – from top-line revenue growth to profitable bottom line results.”

Our adjusted net income improved by $5.8 million in the first quarter of 2009 as compared to the same period in 2008. Our adjusted net income for the three months ended March 31, 2009 was $1.5 million, excluding the separation agreement charges.

Mr. Passman added, “The exhibition industry continues to be a bright spot in a challenging economy, as movie-going patrons are attracted to the strong film slate, including a growing number of 3D movies and unique alternative content showings. Continued box office gains in the two most recent quarters further demonstrate that reasonably priced entertainment can perform well even during recessionary periods.”

Theatre Performance Statistics

	Three Months Ended March 31,
	2009	2008
Average theatres	250	262
Average screens	2,289	2,341
Average attendance per screen	5,579	5,229
Average admissions per patron	$6.38	$6.45
Average concessions/other per patron	$3.19	$3.18
Average admission/concession/other per cap	$9.57	$9.63
Total attendance (in thousands)	12,771	12,239

Carmike’s Chief Financial Officer Richard B. Hare stated, “Carmike’s average attendance per screen grew 6.7% in the first quarter, and total attendance also rose, despite Q1’s lower average theatre and screen counts. We attribute the slight year-over-year decline in average admissions per patron to the challenging comparisons presented by the tremendous success of the premium priced 3D ‘Hannah Montana’ movie in the year-ago period. Last year’s average admission per patron of $6.45 was enhanced by approximately $.49 per patron due to the success of ‘Hannah Montana 3-D’.

“During Q1 ‘09, total revenue from concessions/other increased to $40.6 million, compared to $38.4 million in Q1 ‘08. Our increased attendance and sales of higher margin concession products during the period led to concession gross margin improvement from 89.2% to 90.6%.

“During Q1 ‘09, we reduced general and administrative expenses by 28.1% through reductions in salaries and wages, incentive compensation, and legal and professional fees. Interest expense declined 19.1% in Q1 – on lower average borrowings and interest rates.

“At quarter-end, we had $267.8 million in outstanding bank debt, compared to $300.8 million at March 31, 2008, and there were no outstanding borrowings on our $50 million revolving credit facility. Both of our debt covenant financial ratios improved once again during the three-month period in comparison to our ratios at year-end 2008. We also made a $5.0 million voluntary, unscheduled debt pre-payment during the period.”

Supplemental Financial Measures

Theatre level cash flow, adjusted net income (loss) excluding separation agreement charges, total debt and net debt are supplemental non-GAAP financial measures used by Carmike to evaluate its operating performance. Total debt is defined as the sum of current maturities of long-term debt, capital leases and long-term financing obligations, long-term debt (less current maturities) and capital leases and long-term financing obligations (less current maturities). Net debt is defined as total debt less cash and cash equivalents. Adjusted net income excluding separation agreement charges is defined as net income (loss) plus one-time separation agreement charges related to the Company’s former CEO. Carmike defines theatre level cash flow as operating (loss) income plus impairment of goodwill, impairment of long-lived assets, general and administrative expenses, depreciation and amortization and loss (gain) on sale of property and equipment. Carmike believes that theatre level cash flow is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of the core operations, rather than factoring in items such as general and administrative expenses and depreciation and amortization, among others. In addition, Carmike believes that theatre level cash flow, as defined, is a widely accepted measure of comparative operating performance in the motion picture exhibition industry. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and non-recurring charges. Carmike believes adjusted EBITDA is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of core operations.

About Carmike Cinemas

Carmike Cinemas, Inc. is a U.S. leader in digital cinema and 3D cinema deployments and one of the nation’s largest motion picture exhibitors. As of March 31, 2009, Carmike had 249 theatres with 2,288 screens in 35 states. Carmike’s digital cinema footprint reaches 2,154 screens, including 193 theatres with 500 screens that are also equipped for 3D. Carmike’s focus for its theatre locations is small to mid-sized communities with populations of fewer than 100,000.

Disclosure Regarding Forward-Looking Statements

This press release and other written or oral statements made by or on behalf of Carmike contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include our expectations regarding digital cinema opportunities, box office performance, the 3D release schedule, fiscal year 2009 performance and our strategies and operating goals, including expectations regarding leverage. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information.

The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to: general economic conditions in our regional and national markets; our ability to comply with covenants contained in our senior secured credit agreement; our ability to operate at expected levels of cash flow; financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital; our ability to meet our contractual obligations, including all outstanding financing commitments; the availability of suitable motion pictures for exhibition in our markets; competition in our markets; competition with other forms of entertainment; and other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2008 under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contact:
Joseph Jaffoni or Robert Rinderman	Richard B. Hare
Jaffoni & Collins – Investor Relations	Chief Financial Officer
212/835-8500 or ckec@jcir.com	706/576-3416

-tables follow-

CARMIKE CINEMAS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
	(Unaudited)	(Unaudited)
Revenues:
Admissions	$81,275	$77,859
Concessions and other	40,637	38,401

Total operating revenues	121,912	116,260

Operating costs and expenses:
Film exhibition costs	43,806	41,640
Concession costs	3,831	4,135
Other theatre operating costs	50,793	49,251
General and administrative expenses	4,058	5,646
Depreciation and amortization	8,662	9,132
(Gain) loss on sale of property and equipment	(45)	12
Separation agreement charges	5,462	—

Total operating costs and expenses	116,567	109,816

Operating income	5,345	6,444
Interest expense	9,016	11,143

Loss from continuing operations before income tax	(3,671)	(4,699)
Income tax expense	—	—

Loss before discontinued operations	(3,671)	(4,699)
Income (loss) from discontinued operations	(326)	361

Net loss	$(3,997)	$(4,338)

Net loss per common share
Loss from continuing operations	$(0.29)	$(0.37)
Income (loss) from discontinued operations, net of tax	$(0.03)	$0.03

Net loss per common share	$(0.32)	$(0.34)

Weighted average shares outstanding
Basic	12,668	12,650

Diluted	12,668	12,650

Dividends declared per share	$—	$0.18

-more-

CARMIKE CINEMAS, INC. and SUBSIDIARIES

SUPPLEMENTARY NON-GAAP RECONCILIATIONS

THEATRE LEVEL CASH FLOW (Unaudited)

($ in thousands)

	Three Months Ended March 31,
	2009	2008
Operating income	$5,345	$6,444
Separation agreement charges	5,462	—
(Gain) loss on sale of property and equipment	(45)	12
Depreciation and amortization	8,662	9,132

Adjusted EBITDA	$19,424	$15,589

General and administrative expenses	4,058	5,646

Theatre level cash flow	$23,482	$21,235

TOTAL DEBT AND NET DEBT (Unaudited)

($ in thousands)

	March 31, 2009	December 31, 2008
Bank Debt	$267,811	$273,516
Capital leases and long-term financing obligations	118,652	118,734

Total debt	386,463	392,250
Less cash and cash equivalents	(10,594)	(10,867)

Net debt	$375,869	$381,383

RECONCILIATION OF ADJUSTED NET INCOME (Unaudited)

($ in thousands)

	Three Months Ended March 31,
	2009	2008
Net income (loss)	$(3,997)	$(4,338)
Separation agreement charges, net of tax effect	5,462	—

Adjusted net income (loss), excluding separation agreement charges	1,465	(4,338)

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